Exhibit 10.68

HUNTSMAN CORPORATION

2016 STOCK INCENTIVE PLAN

Nonqualified Stock Option Agreement

Grantee:

Date of Grant:

NQO Grant Number:

Exercise Price per Share:

Number of Option Shares Granted:

1.              Notice of Grant.  You are hereby granted pursuant to the Huntsman Corporation 2016 Stock Incentive Plan (the “Plan”) an option (“Option”) to purchase the number of shares of Common Stock of Huntsman Corporation (the “Company”) set forth above, subject to the terms and conditions of the Plan and this Agreement.  This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.

2.              Vesting and Exercise of Option.  Subject to the further provisions of this Agreement, the Option shall become vested and may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

Anniversary of Date of Grant	Cumulative Vested Percentage
1st	33 1/3%
2nd	66 2/3%
3rd	100%

If your employment with the Company is terminated for any reason (including without limitation on account of death, disability, or retirement), the Option, to the extent vested on the date of your termination, may be exercised, at any time during the six month period following such termination, by you or by your guardian or legal representative (or by your estate or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of the death of you if you die during such period), but in each case only as to the vested number of Option shares, if any, that you were entitled to purchase hereunder as of the date your employment so terminates. All Option shares that are not vested on your termination of employment shall be automatically cancelled and forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or an affiliate and, following a spin-off of any Subsidiary of the Company as a separate, publicly traded company (“SpinCo”), being an employee or a director of, or a consultant to, SpinCo or its affiliates.

There is no minimum or maximum number of Option shares that must be purchased upon exercise of the Option.  Instead, the Option may be exercised, at any time and from time to time, to purchase any number of Option shares that are then vested according to the provisions of this Agreement.

Notwithstanding any of the foregoing, the Option shall not be exercisable in any event after the expiration of 10 years from the above Date of Grant.

3.              Change of Control.  Upon a Change of Control, the provisions of Section 6(j)(ix) of the Plan shall apply.

4.              Method of Payment.  Payment of the aggregate Exercise Price for the Shares being purchased shall be by any of the following, or a combination thereof, at your election:  (a) cash; (b) check; (c) consideration received by the Company under a cashless broker exercise program approved by the Company; (d) the withholding or “netting” of Shares having an aggregate Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares being purchased; or (e) any other lawful method of payment requested by the Grantee and approved by the Committee.

5.              Nontransferability of Option.  Without the express written consent of the Committee, which may be withheld for any reason in its sole discretion, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you.  The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.

6.              Withholding of Tax.  To the extent that the exercise of the Option results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless you elect to pay the amount of such obligations to the Company in cash, the Company or such Subsidiary shall withhold (or “net”) such number of Shares otherwise payable to you as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law; provided, that, the number of shares of Common Stock withheld shall be limited to the number of shares of Common Stock having an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of tax withholding obligations determined based on the applicable minimum statutory tax withholding requirements (or, in the discretion of the Committee, the Fair Market Value of such shares of Common Stock may exceed the minimum statutory withholding requirement but may not be greater than the maximum statutory withholding requirement; provided that the exercise of such discretion by the Committee would not cause an Award otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718).  No delivery of Shares shall be made pursuant to the exercise of the Option under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

7.              Entire Agreement; Governing Law.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

8.              Amendment.  Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document.  This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

9.              General.  You agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

HUNTSMAN CORPORATION	GRANTEE

[Name]	[Name]
[Title]